Exhibit 10.7

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (this “Agreement”) is entered into as of this 12th day of December, 2025 (the “Exchange Date”), by and among Neo Aeronautics Inc., a Delaware corporation with an address at 1521 Concord, Pike, Suite 201, Wilmington, New Castle, Delaware 19803 (“Neo Delaware”),

and

Neo Aeronautics Pte Ltd, a Singapore incorporated corporation with an address at 31 Kaki Bukit Road 3, #03-01B, Techlink, Singapore 417818 (the “Company”),

and

the shareholders of the Company listed Schedule A hereto (each, a “Shareholder” and collectively, the “Shareholders”).

RECITALS:

WHEREAS, the parties to this Agreement (each a “Party” and collectively, the “Parties”) desire to consummate a share exchange as and on the terms provided herein;

WHEREAS, the Shareholders together own an aggregate of 43,208,287 shares of the Company (“Company Shares”), comprised of (a) 36,719,498 Class A ordinary shares (“Company Class A Shares”) (b) 6,488,789 Class B shares (“Company Class B Shares”), and with each Shareholder being the record and beneficial owner of the number of Company Shares listed after such Shareholder’s name in the column named “Company Shares” on Schedule A hereto; and

WHEREAS, the Shareholders, as well as the directors and stockholders of Neo Delaware and the directors of Company have unanimously approved the Share Exchange, pursuant to which (a) each Shareholder shall exchange all of such Shareholder’s (i) Company Class A Shares for newly issued shares of Neo Delaware’s Class A Common Stock, par value $0.001 per share (“Neo Delaware Class A Common Stock”) and/or (ii) Company Class B Shares for newly issued shares of Neo Delaware’s Class B Common Stock, par value $0.001 per share (“Neo Delaware Class B Common Stock,” and together with Neo Delaware Class A Common Stock, “Neo Delaware Common Stock”), each at an exchange rate of 0.58724 shares of Neo Delaware Common Stock for each Company Share (the “Share Exchange”), and (b) upon completion of the Share Exchange, the Company shall be a wholly owned subsidiary of Neo Delaware;

NOW, THEREFORE, the Parties agree as follows:

Section 1. The Share Exchange; Closing.

(a) The Parties shall execute this Agreement and close the Share Exchange simultaneously with the execution of this Agreement. The execution of this Agreement by each Shareholder, by the Company, and by Neo Delaware shall be a condition precedent to the closing of the Share Exchange.

(b) Simultaneously with the execution of this Agreement:

(i) each Shareholder shall transfer such Shareholder’s Company Shares to Neo Delaware, together with executed stock powers and/or such other documents required for valid transfer of the Company Share to Neo Delaware; and

(ii) Neo Delaware shall issue to each Shareholder the number of shares of Neo Delaware Class A Common Stock or Neo Delaware Class B Common Stock, as the case may be, listed after such Shareholder’s name in the column named “Neo Delaware Shares” on Schedule A hereto, in consideration for the Company Shares to be transferred by such Shareholder to Neo Delaware pursuant to Section 1(b)(i) above.

(iii) Pursuant to the transactions described in the above Sections 1(b)(i) and 1(b)(ii) above, (A) an aggregate of 36,719,498 issued and outstanding Company Class A Shares shall be exchanged for an aggregate of 21,563,162 newly issued shares of Neo Delaware Class A Common Stock and (B) an aggregate of 6,488,789 issued and outstanding Company Class B Shares shall be exchanged for an aggregate of 3,810,477 newly issued shares of Neo Delaware Class B Common Stock.

(iv) Upon the completion of the Share Exchange, Neo Delaware will own 100% of the Company Shares.

(c) The Parties hereby consent to the Share Exchange that is being consummated pursuant to this Agreement.

(d) On the Closing Date, each Shareholder shall deliver to Neo Delaware or its nominee:

(i) the original share certificates issued by the Company to each Shareholder in respect of such Company Shares; and

(ii) the original instrument of transfer duly and properly executed by each Shareholder in relation to the transfer of each Shareholder’s respective Company Shares in favour of Neo Delaware.

(e) On the Closing Date, the Company shall:-

(i) cancel each of the original share certificates issued by the Company to the respective Shareholders;

(ii) deliver to Neo Delaware or its nominee the duly executed original share certificates for the Company Shares dated on the closing of the Share Exchange; and

(iii) lodge the transfer of the Company Shares with Accounting and Corporate Regulatory Authority of Singapore (“ACRA”) and deliver documentary evidence of such filings to the Shareholders and Neo Delaware, update its electronic register of members and make such other entries into other corporate records of Neo Delaware and filings with ACRA or statutory registers of the Company as may be necessary to reflect Neo Delaware as holder of the Company Shares.

Section 2. Representations, Warranties and Conditions.

(a) Representations and Warranties. Each Party represents and warrants to the other Parties as follows:

(i) such Party has the requisite corporate power and authority to execute and deliver this Agreement and (subject to any necessary consents, approvals, authorizations and other requirements required by applicable law (collectively, “Applicable Approvals”)) to perform all obligations to be performed by it to consummate the transactions contemplated hereby;

(ii) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by such Party and or such Party’s board of directors and shareholders and other than Applicable Approvals, no other corporate proceeding on the part of such Party is necessary to authorize this Agreement or such Party’s performance hereunder; and

(iii) this Agreement has been duly and validly executed and delivered by such Party and, assuming due and valid authorization, execution and delivery by each other Party, this Agreement constitutes a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at law. The closing of the Share Exchange does not require any approval or permit from any U.S. or Singaporean governmental agency.

(b) No Conditions to Completion. There are no conditions precedent to the completion of this Agreement and the Share Exchange other than the execution of this Agreement by all Parties.

(c) No Other Equity Outstanding. The Company and the Shareholders jointly and severally represent to Neo Delaware that the Company Shares are the only outstanding equity securities issued by the Company, and that no option, warrant, convertible debt or other common equity equivalent is outstanding as of the date of this Agreement.

Section 3. Miscellaneous.

(a) Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered by FedEx or other internationally recognized overnight delivery service or (iii) when delivered via electronic mail during normal business hours of the recipient (and otherwise as of the immediately following business day), addressed as follows:

If to Neo Delaware:

1521 Concord, Pike, Suite 201, Wilmington, New Castle, Delaware 19803

If to the Company:

Techlink, 31 Kaki Bukit Rd 3, #03-01B, Singapore, 417818 -Attn: Neo Kok Beng

Email: neokb@neo-aeronautics.com

If to any Shareholder:

c/o Neo Aeronautics, Inc.

Techlink, 31 Kaki Bukit Rd 3, #03-01B, Singapore, 417818 -Attn: Neo Kok Beng

Email: neokb@neo-aeronautics.com

or to such other address or addresses as the Parties may from time to time designate in writing. Without limiting the foregoing, any Party may give any notice, request, instruction, demand, document or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice, request, instruction, demand, document or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.

(b) Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Any attempted assignment in violation of the terms of this Section 3(b) shall be null and void, ab initio.

(c) Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person, other than the Parties, any right or remedies under or by reason of this Agreement.

(d) Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal substantive laws of the State of New York applicable to contracts entered into within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

(e) Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by electronic mail to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence.

(f) Entire Agreement. This Agreement shall constitute the entire agreement among the Parties relating to the transactions contemplated hereby.

(g) Amendments. This Agreement may be amended or modified in whole or in part, only by an agreement in writing executed by each of the Parties in the same manner as this Agreement and which refers to this Agreement. If, in connection with the obtaining of any applicable governmental approvals, the Parties are required to modify this Agreement, the Parties shall make such modifications to the extent required, in a manner that preserves the mutual agreements contained in this Agreement to the maximum extent possible.

(h) Severability. If any provision of this Agreement is held invalid or unenforceable by any arbitral tribunal or court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by law.

(i) Conflict Resolution. Each Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the state and federal courts seated in New York County, New York (and any appellate courts thereof) in any action or proceeding arising out of or relating to this Agreement, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court, and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Party hereby knowingly, voluntarily and intentionally irrevocably waives the right to a trial by jury in respect to any litigation, dispute, claim, legal action or other legal proceeding based hereon, or arising out of, under, or in connection with, this Agreement.

(j) Waiver of Trial by Jury. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

(k) Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, this being in addition to any other remedy to which they are entitled under this Agreement, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not allege, and each Party hereby waives the defense, that the other Parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties acknowledge and agree that any Party seeking an injunction or other equitable relief to prevent breaches of this and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 3(k) shall not be required to provide any bond or other security in connection with any such injunction or other equitable relief.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

NEO AERONAUTICS, INC.

By:	/s/ Neo Kok Beng
Name:	Neo Kok Beng
Title:	Director

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

NEO AERONAUTICS PTE. LTD.

By:	/s/ Neo Kok Beng
Name:	Neo Kok Beng
Title:	Director

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

By:	/s/ Neo Kok Beng	By:	/s/ Tay Boon Chong
Name:	NEO KOK BENG	Name:	TAY BOON CHONG

By:	/s/ Damian Cheng	By:	/s/ Jeffrey Nels Williams
Name:	DAMIAN CHENG	Name:	JEFFREY NELS WILLIAMS

By:	/s/ Chandruth Abhishanka Jayasiriwardena	By:	/s/ Michael Alexander Reeves
Name:	CHANDRUTH	Name:	MICHAEL ALEXANDER REEVES
ABHISHANKA JAYASIRIWARDENA

By:	/s/ Tai Yi Long	IMPERIUM BIOTECH PTE. LTD.
Name:	TAI YI LONG	By:	/s/ Yang Rong
		Name:	Yang Rong
		Title:	Authorized Signatory

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

By:	/s/ Tan Lay Hwee Doris	By:	/s/ Goh Wei Ann, Joel
Name:	TAN LAY HWEE DORIS	Name:	GOH WEI ANN, JOEL

By:	/s/ Neo Shi Ling, Edna	By:	/s/ Yek Tiew Ming
Name:	NEO SHI LING, EDNA	Name:	YEK TIEW MING

By:	/s/ Neo Xuan Ling, Elicia	By:	/s/ Goh Puay Guan
Name:	NEO XUAN LING, ELICIA	Name:	GOH PUAY GUAN

By:	/s/ Tan Poh Suan	By:	/s/ Veerappan S/O Swaminathan
Name:	TAN POH SUAN	Name:	VEERAPPAN S/O SWAMINATHAN

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ICAPITAL HOLDINGS (SG) PTE. LTD.

By:	/s/ Leong Wei Hao
Name:	Leong Wei Hao
Title:	Executive Director

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

By:	/s/ Neo Zhi Xiang, Eron	By:	/s/ Ng Mui Hoon
Name:	NEO ZHI XIANG, ERON	Name:	NG MUI HOON

By:	/s/ Chong Heng Li	By:	/s/ Tan Li Joo, Juleen
Name:	CHONG HENG LI	Name:	TAN LI JOO, JULEEN

By:	/s/ Neo Hock Hwa	By:	/s/ Koh Tian Yeow
Name:	NEO HOCK HWA	Name:	KOH TIAN YEOW

By:	/s/ Tan Chun Wei, Shaun	By:	/s/ Ng Chong Khim
Name:	TAN CHUN WEI, SHAUN	Name:	NG CHONG KHIM

By:	/s/ Luo Jie Jarrod
Name:	LUO JIE JARROD

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

By:	/s/ Ong Geok Chwee	By:	/s/ Tan Sok Pin
Name:	ONG GEOK CHWEE	Name:	TAN SOK PIN

By:	/s/ Neo Poh Gek	By:	/s/ David Ong Tzi Hun
Name:	NEO POH GEK	Name:	DAVID ONG TZI HUN

By:	/s/ Goh Wei Jiang	By:	/s/ Teo Jing Jie
Name:	GOH WEI JIANG	Name:	TEO JING JIE

SCHEDULE A – SHAREHOLDERS

Company Shares and Neo Delaware Common Stock

Name	Number of Shares of Neo Delaware Common Stock	Number of Company Shares
CLASS A SHARES
Chong Heng Li	1,174,480 shares of common stock	2,000,000 ordinary shares
Goh Wei Jiang	5,601 shares of common stock	9,537 ordinary shares
iCapital Holdings (SG) Pte. Ltd.	875,114 shares of common stock	1,490,215 ordinary shares
Koh Tian Yeow	26,573 shares of common stock	45,250 ordinary shares
Luo Jie Jarrod	1,174,480 shares of common stock	2,000,000 ordinary shares
Neo Hock Hwa	1,174,480 shares of common stock	2,000,000 ordinary shares
Neo Poh Gek	290,112 shares of common stock	494,027 ordinary shares
Neo Zhi Xiang, Eron	1,174,480 shares of common stock	2,000,000 ordinary shares
Ng Chong Khim	26,573 shares of common stock	45,250 ordinary shares
Ng Mui Hoon	293,620 shares of common stock	500,000 ordinary shares
Ong Geok Chwee	3,734 shares of common stock	6,358 ordinary shares
David Ong Tzi Hun	3,734 shares of common stock	6,358 ordinary shares
Tan Chun Wei, Shaun	1,174,480 shares of common stock	2,000,000 ordinary shares
Tan Li Joo Juleen	117,448 shares of common stock	200,000 ordinary shares
Tan Sok Pin	3,734 shares of common stock	6,358 ordinary shares

Name	Number of Shares of Neo Delaware Common Stock	Number of Company Shares
Teo Jing Jie	3,734 shares of common stock	6,358 ordinary shares
Chandruth Abhishanka Jayasiriwardena	880,860 shares of common stock	1,500,000 ordinary shares
Damian Cheng	880,860 shares of common stock	1,500,000 ordinary shares
Goh Puay Guan	53,146 shares of common stock	90,501 ordinary shares
Goh Wei Ann, Joel	124,961 shares of common stock	212,793 ordinary shares
Imperium Biotech Pte. Ltd.	3,109,022 shares of common stock	5,294,294 ordinary shares
Jeffrey Nels Williams	880,860 shares of common stock	1,500,000 ordinary shares
Michael Alexander Reeves	880,860 shares of common stock	1,500,000 ordinary shares
Neo Kok Beng	106,292 shares of common stock	181,002 ordinary shares
Neo Shi Ling, Edna	1,174,480 shares of common stock	2,000,000 ordinary shares
Neo Xuan Ling, Elicia	1,174,480 shares of common stock	2,000,000 ordinary shares
Tai Yi Long	880,860 shares of common stock	1,500,000 ordinary shares
Tan Lay Hwee Doris	2,125,827 shares of common stock	3,620,031 ordinary shares
Tan Poh Suan	550,126 shares of common stock	936,799 ordinary shares
Tay Boon Chong	1,036,311 shares of common stock	1,764,715 ordinary shares
Veerappan S/O Swaminathan	71,815 shares of common stock	122,292 ordinary shares
Yek Tiew Ming	110,025 shares of common stock	187,360 ordinary shares
CLASS B SHARES
Neo Kok Beng	3,810,477 shares of common stock	6,488,789 Class B Shares